Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012
Diluted earnings per share	$0.52	$0.45
Net Income	$1,407,000	$1,231,000
Return on average common equity	10.79%	9.41%
Return on average assets	0.96%	0.86%

Millersburg, Ohio – October 22, 2013 – CSB Bancorp, Inc. (CSBB) today announced third quarter 2013 net income of $1.4 million or $.52 per basic and diluted share, as compared to $1.2 million or $.45 per basic and diluted share for the same period in 2012.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.79% and 0.96%, respectively, compared with 9.41% and 0.86% for the third quarter of 2012.

Eddie Steiner, President and CEO commented, “We continue to focus on growing relationships with current and new customers. The bank’s average loan balances have increased 8% in the past year, and although margins remain tight, this growth has provided a 4% increase in loan interest income.”

Revenue totaled $5.9 million in the third quarter, a 7% increase from the prior-year third quarter. Gain on sale of securities contributed $149 thousand to revenue in third quarter 2013 as the bank adjusted its securities portfolio holdings. Non-interest expense amounted to $3.6 million during the quarter, an increase of $106 thousand or 3% from the same quarter in the prior year. The Company’s third quarter efficiency ratio amounted to 62.1% as compared to 62.7% for the same quarter in the prior year.

Average total assets during the quarter amounted to $582 million, an increase of $13 million or 2% above the same quarter of the prior year. Average loan balances of $375 million were $27 million or 8% above prior year third quarter, while average securities balances of $134 million increased $310 thousand or 0.2% as compared to third quarter 2012.

Total assets amounted to $594 million on September 30, 2013, up $25 million or 4% from September 30, 2012. Net loan balances at quarter end totaled $372 million, up $24 million or 7% from the year-ago quarter, while securities balances of $145 million were $4 million or 3% higher than year ago balances. On a linked-quarter basis, net loans declined by $1 million and securities balances increased by $12 million.

Average commercial loan balances, including commercial real estate, declined by $1 million or 0.4% during the quarter ended September 30, 2013. Average residential mortgage balances decreased by $551 thousand or 1% during the third quarter. Average home equity balances increased $587 thousand or 1% during the quarter due to a promotional campaign. There were no significant changes in the remainder of the bank’s loan portfolio, which includes installment, credit card and other loan balances totaling less than $10 million in outstanding balances.

The bank recorded net loan charge-offs totaling $78 thousand for the quarter. The bank’s annualized net charge-offs year to date equate 0.05% of average loan balances. Nonperforming assets totaled $2.4 million or 0.63% of total loans plus other real estate at quarter end, compared to $3.7 million or 1.05% at the end of the third quarter in the prior year. Delinquent loan balances amounted to 1.44% of total loans on September 30, 2013 down from 1.77% in September 2012.

The Company funded $210 thousand in loan loss provision during the third quarter and the allowance for loan losses amounted to 1.35% of total loans on September 30, 2013. The ratio of the allowance for loan losses to nonperforming loans stood at 214% at the end of the quarter.

Commenting on the Company’s credit quality, Steiner noted that the Company’s non-performing asset balances have continued to demonstrate a general pattern of improvement for the past three years.

Deposit balances totaled $481 million on September 30, 2013, an increase of $27 million or 6% from September 30 of the prior year. Average total deposits during the quarter of $469 million were 3% above the prior year’s third quarter average, while increasing by $8 million or 2% from the immediate prior quarter.

Within the deposit category, average non-interest-bearing account balances increased $9 million, or 9% during the quarter. Average interest-bearing checking, money market and traditional savings balances increased $3 million or 2% during the quarter, while average time deposit balances decreased $4 million or 3% during the quarter. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the third quarter increased by $5 million or 11% during the quarter. The Company’s repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts and the increase is attributed in part to seasonal increases in business activity among some portions of the bank’s customer base.

Shareholders’ equity totaled $52.1 million on September 30, 2013 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 7.9% on September 30, 2013. The Company declared a common dividend of $.18 per share during the quarter. Based on the September 30, 2013 closing stock price of $19.15 per share, the Company’s annual dividend yield approximates 3.8%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $594 million as of September 30, 2013. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2013 3rd Qtr	2013 2nd Qtr	2013 1st Qtr	2012 4th Qtr	2012 3rd Qtr	2013 9 months	2012 9 months
Net interest income FTE (a)	$4,755	$4,668	$4,767	$4,543	$4,499	$14,190	$13,353
Provision for loan losses	210	210	210	206	206	630	617
Other income	1,190	1,066	1,038	1,149	1,073	3,294	3,055
Other expenses	3,634	3,663	3,559	3,818	3,528	10,856	10,632
FTE adjustment (a)	78	76	75	73	73	229	217
Net income	1,407	1,247	1,362	1,120	1,231	4,016	3,427
Diluted earnings per share	0.52	0.45	0.50	0.41	0.45	1.47	1.25

PERFORMANCE RATIOS
Return on average assets (ROA)	0.96%	0.88%	0.96%	0.77%	0.86%	0.93%	0.82%
Return on average common equity (ROE)	10.79%	9.32%	10.43%	8.50%	9.41%	10.18%	8.95%
Net interest margin FTE (a)	3.46%	3.49%	3.56%	3.33%	3.34%	3.50%	3.37%
Efficiency ratio	62.11%	63.40%	60.72%	63.61%	62.66%	62.08%	64.17%
Number of full-time equivalent employees	165	159	164	162	168

MARKET DATA
Book value/common share	$19.06	$18.78	$19.31	$19.17	$19.05
Period-end common share mkt value	19.15	19.25	19.20	17.00	18.25
Market as a % of book	100.47%	102.50%	99.43%	88.68%	95.80%
Price-to-earnings ratio	10.19	10.64	10.85	10.24	11.77
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.54	$0.54
Common stock dividend payout ratio	34.62%	40.00%	36.00%	43.90%	40.00%
Average basic common shares	2,736,634	2,736,555	2,736,060	2,735,157	2,734,799	2,736,419	2,734,799
Average diluted common shares	2,738,638	2,738,708	2,738,300	2,735,328	2,736,316	2,738,498	2,735,927
Period end common shares outstanding	2,736,634	2,736,634	2,736,060	2,736,060	2,734,799
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$52,407	$52,680	$52,532	$46,513	$49,910

ASSET QUALITY
Gross charge-offs	$91	$95	$16	$304	$39	$202	$203
Net charge-offs (recoveries)	78	69	(14)	287	16	133	38
Allowance for loan losses	5,077	4,945	4,804	4,580	4,661
Nonperforming assets (NPAs)	2,368	2,394	2,187	3,362	3,713
Net charge-off/average loans ratio	0.08%	0.07%	(0.02)%	0.32%	0.02%	0.05%	0.02%
Allowance for loan losses/period-end loans	1.35	1.31	1.29	1.26	1.32
NPAs/loans and other real estate	0.63	0.63	0.59	0.92	1.05
Allowance for loan losses/nonperforming loans	214.38	206.60	219.66	137.23	127.28

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.92%	8.11%	8.39%	8.06%	8.25%
Average equity to assets	8.89	9.39	9.20	9.11	9.15
Average equity to loans	13.81	14.30	14.20	14.70	14.97
Average loans to deposits	79.81	81.36	80.57	76.87	76.33

AVERAGE BALANCES
Assets	$582,200	$571,569	$575,925	$575,498	$569,142	$576,573	$561,310
Earning assets	545,907	537,165	543,068	542,150	536,093	542,056	528,598
Loans	374,579	375,447	373,064	356,555	347,682	374,369	338,272
Deposits	469,353	461,488	463,030	463,862	455,491	464,672	450,057
Shareholders’ equity	51,745	53,677	52,960	52,415	52,063	52,764	51,124

ENDING BALANCES
Assets	$593,895	$571,068	$568,852	$586,900	$568,783
Earning assets	554,165	534,806	538,674	544,727	535,402
Loans	377,434	378,191	373,367	364,580	352,748
Deposits	480,861	462,845	457,530	475,443	454,299
Shareholders’ equity	52,149	51,391	52,830	52,453	52,101

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	September 30, 2013	September 30, 2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$16,683	$12,913
Interest-earning deposits in other banks	31,437	41,762
Federal funds sold	499	—

Total cash and cash equivalents	48,619	54,675
Securities
Available-for-sale, at fair-value	102,453	134,889
Held-to-maturity	36,808	—
Restricted stock, at cost	5,463	5,463

Total securities	144,724	140,352
Loans held for sale	70	540
Loans	377,434	352,748
Less allowance for loan losses	5,077	4,661

Net loans	372,357	348,087

Goodwill and core deposit intangible	5,521	5,659
Bank owned life insurance	9,486	8,237
Premises and equipment, net	8,550	8,425
Accrued interest receivable and other assets	4,568	2,808

TOTAL ASSETS	$593,895	$568,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$117,925	$91,022
Interest-bearing	362,936	363,277

Total deposits	480,861	454,299
Short-term borrowings	46,044	43,011
Other borrowings	12,511	16,738
Accrued interest payable and other liabilities	2,330	2,634

Total liabilities	541,746	516,682

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2013 and 2012	18,629	18,629
Additional paid-in capital	9,964	9,994
Retained earnings	29,501	26,342
Treasury stock at cost - 243,968 shares in 2013 and 245,803 in 2012	(4,958)	(5,015)
Accumulated other comprehensive (loss) income	(987)	2,151

Total shareholders’ equity	52,149	52,101

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$593,895	$568,783

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$4,413	$4,357	$13,421	$12,881
Taxable securities	669	638	1,835	2,074
Nontaxable securities	130	120	385	363
Other	23	32	67	112

Total interest and dividend income	5,235	5,147	15,708	15,430

Interest expense:
Deposits	423	559	1,346	1,789
Other	135	162	401	505

Total interest expense	558	721	1,747	2,294

Net interest income	4,677	4,426	13,961	13,136
Provision for loan losses	210	206	630	617

Net interest income after provision for loan losses	4,467	4,220	13,331	12,519

Non-interest income
Service charges on deposits accounts	353	345	1,001	971
Trust services	201	175	641	503
Gain on sale of loans	67	169	283	362
Gain on sale of securities	149	—	159	—
Other	420	384	1,210	1,219

Total non-interest income	1,190	1,073	3,294	3,055

Non-interest expenses
Salaries and employee benefits	2,028	1,985	6,119	5,909
Occupancy expense	245	280	758	767
Equipment expense	182	154	525	448
Franchise tax expense	147	138	440	415
Professional and director fees	174	172	465	621
Federal deposit insurance	90	83	262	238
Amortization of intangible assets	34	37	101	103
Other expenses	734	679	2,186	2,131

Total non-interest expenses	3,634	3,528	10,856	10,632

Income before income tax	2,023	1,765	5,769	4,942
Federal income tax provision	616	534	1,753	1,515

Net income	$1,407	$1,231	$4,016	$3,427

Net income per share:
Basic	$0.52	$0.45	$1.47	$1.25

Diluted	$0.52	$0.45	$1.47	$1.25

Note: Certain prior year balances have been reclassified to conform to the current year presentation.